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                                                         EXHIBIT 3.10 (xvi)



                             EMPLOYMENT AGREEMENT

        THIS AGREEMENT, made and entered into as of January 1, 1997, by and between SPX Corporation (hereinafter called the "Corporation") and John B. Blystone, (hereinafter called the "Executive").


                               WITNESSETH THAT:


        WHEREAS, the Corporation desires to continue to employ the Executive as its Chairman, President and Chief Executive Officer, and the Executive desires to continue in such employment;

        NOW, THEREFORE, the Corporation and the Executive, each intending to be legally bound, hereby mutually covenant and agree as follows:

        1.      Employment and Term.

                (a) Employment. The Corporation shall employ the Executive as the Chairman, President and Chief Executive Officer of the Corporation, and the Executive shall so serve, for the term set forth in Paragraph 1(b).

                (b) Term. The initial term of the Executive's employment under this Agreement shall commence as of January 1, 1997 and end on December 31, 2001, subject to the extension of such term as hereinafter provided and subject to earlier termination as provided in Paragraph 7, below. Beginning on January 1, 1999, the term of this Agreement shall be extended automatically for one (1) additional day for each day which has then elapsed since December 31, 1998, unless, at any time after December 31, 1998, either the Board of Directors of the Corporation (the "Board"), on behalf of the Corporation, or the Executive gives written notice to the other, in accordance with Paragraph 14, below, that such automatic extension of the term of this Agreement shall cease. Any such notice shall be effective immediately upon delivery. The initial term of this Agreement, plus any extension by operation of this Section 1, shall be hereinafter referred to as the "Term".

        2. Duties. During the period of employment as provided in Paragraph 1(b) hereof, the Executive shall serve as Chairman, President and Chief Executive Officer of the Corporation and have all powers and duties consistent with such positions, subject to the reasonable direction of the Board. The Executive shall also continue to serve as a member of the Board if elected as such. The Executive shall devote substantially his entire time during reasonable business hours (reasonable sick leave and vacations excepted) and best efforts to fulfill faithfully, responsibly and to the best of his ability his duties hereunder. However, the Executive may, with the approval of the Board, which shall not be withheld unreasonably, serve on corporate, civic and/or charitable boards and committees.
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     3.  Salary.

          (a) Base Salary. For services performed by the Executive for the Corporation pursuant to this Agreement during the period of employment as provided in Paragraph 1(b) hereof, the Corporation shall pay the Executive a base salary at the rate of six hundred fifty thousand dollars ($650,000 per year, payable in substantially equal installments in accordance with the Corporation's regular payroll practices. The Executive's base salary (with any increases under paragraph (b), below) shall not be subject to reduction. Any compensation which may be paid to the Executive under any additional compensation or incentive plan of the Corporation or which may be otherwise authorized from time to time by the Board (or an appropriate committee thereof) shall be in addition to the base salary to which the Executive shall be entitled under this Agreement.

          (b) Salary Increases. During the period of employment as provided in Paragraph 1(b) hereof, the base salary of the Executive shall be reviewed no less frequently than annually by the Board to determine whether or not the same should be increased in light of the duties and responsibilities of the Executive and the performance thereof, and if it is determined that an increase is merited, such increase shall promptly put into effect and the base salary of the Executive as so increased shall constitute the base salary of the Executive for purposes of Paragraph 3(a).

     4. Annual Bonuses. For each calendar year during the term of employment, the Executive shall be eligible to receive in cash an annual performance bonus based upon the terms of the Corporation's bonus plan from time to time for senior executives, as adopted by the Board of Directors and administered by the Compensation Committee, with a target bonus amount each year equal to at least 80% of the Executive's midpoint, and with such bonuses for calendar years through 1999 being determined under the EVA Incentive Compensation Plan of the Corporation which became effective January 1, 1996, the terms of which may not be changed without the Executive's consent. Throughout the term of this Agreement, the Executive's minimum midpoint shall be six hundred sixty thousand dollars ($660,000).

     5. Equity Incentive Compensation. During the term of employment hereunder the Executive shall be eligible to participate, in an appropriate manner relative to other senior executives of the Corporation, in any equity-based incentive compensation plan or program approved by the Board from time to time, including (but not by way of limitation) any plan providing for the granting of
(a) options to purchase stock of the Corporation, (b) restricted stock of the Corporation or (c) similar equity-based units or interests. In addition, the following special provisions shall apply to the Executive's participation in equity-based incentive compensation arrangements:

          (a) The Restricted Shares Agreement dated December 18, 1995 between Executive and the Corporation regarding 125,000 shares of common stock of the Corporation shall remain in effect but is hereby amended as necessary (i) to conform to this Agreement and (ii) to permit income tax withholding in the form of withholding shares of stock from




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distributions under that agreement.  Such amendment may be further documented in any appropriate manner.

                (b) The Nonqualified Stock Option Agreement dated December 18, 1995 between Executive and the Corporation regarding an option to purchase 125,000 shares of common stock of the Corporation at a price of $15.75 per share shall remain in effect but is hereby amended as necessary to conform to this Agreement. Such amendment may be further documented in any appropriate manner.

                (c) As of the effective date of this Agreement, additional stock option awards for shares of common stock of the Corporation have been granted to the Executive with the following basic terms:


                                        Exercise Price
                Number of Shares        per Share               Vesting Date
                ----------------        --------------          ------------

                    250,000             $45.75                  January 1, 2002
                    250,000             $60.00                  January 1, 2002
                    250,000             $75.00                  January 1, 2002
                    250,000             $90.00                  January 1, 2002

Such awards shall be further documented by nonqualified stock option agreements with terms consistent with this paragraph (c) and all other relevant provisions of this Agreement, including (but not by way of limitation) Paragraph 8, below. Except as specifically provided in Paragraph 8, below, no portion of such awards shall vest prior to January 1, 2002.

                (d) In no event will Executive have less than ninety (90) days following the termination of his employment (regardless of the reason for the termination) to exercise any stock options which were vested as of the date of termination.

        6. Other Benefits. In addition to the compensation described in Paragraphs 3, 4 and 5, above, the Executive shall also be entitled to participate in all of the various retirement, welfare, fringe benefit, executive perquisite, and expense reimbursement plans, programs and arrangements of the Corporation to the extent the Executive is eligible for participation under the terms of such plans, programs and arrangements, with benefit levels and terms of participation at least as favorable to the Executive as those in effect on January 1, 1997, including (but not by way of limitation) under the Supplemental Retirement Plan for Top Management, and with Executive's overall benefits being no less favorable than those for any other executive of the Corporation.

        7.      Termination.     Unless earlier terminated in accordance with
the following provisions of this Paragraph 7, the Corporation shall continue to employ the Executive and the Executive shall remain employed by the Corporation during the entire term of this Agreement as set forth in Paragraph 1(b). Paragraph 8 hereof sets forth certain obligations




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of the Corporation in the event that the Executive's employment hereunder is terminated. Certain capitalized terms used in this Paragraph 7 and in Paragraph 8 hereof are defined in Paragraph 7(d), below.

                (a)     Death or Disability.    Except to the extent otherwise
provided in Paragraph 8 with respect to certain post-Date of Termination payment obligations of the Corporation, this Agreement shall terminate immediately as of the Date of Termination in the event of the Executive's death or in the event that the Executive becomes disabled. The Executive will be deemed to be disabled upon the earlier of (i) the end of a six (6) consecutive month period during which, by reason of physical or mental injury or disease, the Executive has been unable to perform substantially all of his usual and customary duties under this Agreement or (ii) the date that a reputable physician selected by the Board, and as to whom the Executive has no reasonable objection, determines in writing that the Executive will, by reason of physical or mental injury or disease, be unable to perform substantially all of the Executive's usual and customary duties under this Agreement for a period of at least six (6) consecutive months. If any question arises as to whether the Executive is disabled, upon reasonable request therefor by the Board, the Executive shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. In accordance with Paragraph 14, the Board shall promptly give the Executive written notice of any such determination of the Executive's disability and of any decision of the Board to terminate the Executive's employment by reason thereof. In the event of disability, until the Date of Termination, the base salary payable to the Executive under Paragraph 3 hereof shall be reduced dollar-for-dollar by the amount of disability benefits paid to the Executive in accordance with any disability policy or program of the Corporation.

                (b)     Discharge for Cause.    In accordance with the
procedures hereinafter set forth, the Board may discharge the Executive from his employment hereunder for Cause. Except to the extent otherwise provided in Paragraph 8 with respect to certain post-Date of Termination obligations of the Corporation, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is discharged for Cause. Any discharge of the Executive for Cause shall be communicated by a Notice of Termination to the Executive given in accordance with Paragraph 14 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specifies the termination date, which may be as early as the date of the giving of such notice. In the case of a discharge of the Executive for Cause, the Notice of Termination shall include a copy of a resolution duly adopted by the Board at a meeting called and held for such purpose (after reasonable notice to the Executive and reasonable opportunity for the Executive, together with the Executive's counsel, to be heard before the Board prior to such vote), finding that, in the reasonable and good faith opinion of the Board, the Executive was guilty of conduct constituting Cause. No



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purported termination of the Executive's employment for Cause shall be effective without a Notice of Termination.

                (c) Termination for Other Reasons. The Corporation may discharge the Executive without Cause by giving written notice to the Executive in accordance with Paragraph 14 at least fifteen (15) days prior to the Date of Termination. The Executive may resign from his employment, without liability to the Corporation, by giving written notice to the Corporation in accordance with Paragraph 14 at least fifteen (15) days prior to the Date of Termination. Except to the extent otherwise provided in Paragraph 8 with respect to certain post-Date of Termination obligations of the Corporation, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is discharged without Cause or resigns.

                (d)     Definitions.    For Purposes of this Agreement, the
following capitalized terms shall have the meanings set forth below:

                        (i) "Accrued Obligations" shall mean, as of the Date of Termination, the sum of (A) the Executive's base salary under Paragraph 3 through the Date of Termination to the extent not theretofore paid, (B) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued by the Executive as of the Date of Termination to the extent not theretofore paid and (C) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid. For the purpose of this Paragraph 7(d)(i), amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board in accordance with the applicable plan, program or policy.

                        (ii) "Cause" shall mean: (A) the Executive's commission of an act materially and demonstrably detrimental to the goodwill of the Corporation or any of its subsidiaries, which act constitutes gross negligence or willful misconduct by the Executive in the performance of his material duties to the Corporation or any of its subsidiaries, or (B) the Executive's commission of any material act of dishonesty or breach of trust resulting or intended to result in material personal gain or enrichment of the Executive at the expense of the Corporation or any of its subsidiaries, or (C) the Executive's conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability.
No act or failure to act will be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Corporation. In addition, no act or omission will constitute Cause unless the Corporation has given detailed written notice thereof to the Executive and, where remedial action is feasible, he then fails to remedy the act or omission within a reasonable time after receiving such notice.

                        (iii)   A "Change of Control" shall be deemed to have
occurred if:   (A) any "person" (as defined in Section 13(d) and 14(d) of the
Securities Exchange Act of 1934,



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as amended (the "Exchange Act")), excluding for this purpose the Company or any subsidiary of the Company, or any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act) directly or indirectly of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securities; provided, however, that no Change of Control shall be deemed to have occurred as the result of an acquisition of securities of the Company by the Company which, by reducing the number of voting securities outstanding, increases the direct or indirect beneficial ownership interest of any person to fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securities, but any subsequent increase in the direct or indirect beneficial ownership interest of such a person in the Company shall be deemed a Change of Control; and provided further that if the Board of Directors of the Company determines in good faith that a person who has become the beneficial owner directly or indirectly of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securities has inadvertently reached that level of ownership interest, and if such person divests as promptly as practicable a sufficient amount of securities of the Company so that the person no longer has a direct or indirect beneficial ownership interest in fifteen percent (15%) or, more of the combined voting power of the Company's then outstanding securities, then no Change of Control shall be deemed to have occurred; (B) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such two-year period constitute the Board of Directors of the Company and any new director (except for a director designated by a person who has entered into an agreement with the Company to effect a transaction described elsewhere in this section) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute at least a majority thereof; or (C) the shareholders of the Company approve a plan of complete liquidation of the Company, an agreement for the sale or disposition of the Company or all or substantially all of the Company's assets, or a plan of merger or consolidation of the Company with any other corporation, except for a merger or consolidation in which the security owners of the Company immediately prior to the merger or consolidation continue to own at least eighty-five percent (85%) of the voting securities of the new (or continued) entity immediately after such merger or consolidation.

                (iv) "Date of Termination" shall mean (A) in the event of a discharge of the Executive by the Board for Cause, the date specified in such Notice of Termination, (B) in the event of a discharge of the Executive without Cause or a resignation by the Executive, the date specified in the written notice to the Executive (in the case of discharge) or the Corporation (in the case of resignation), which date shall be no less than fifteen (15) days from the date of such written notice, (C) in the event of the Executive's death, the date of the Executive's death, and (D) in the event of termination of the Executive's employment



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by reason of disability pursuant to Paragraph 7(a), the date the Executive receives written notice of such termination (or, if earlier, twelve (12) months from the date the Executive's disability began).

                (v) "Good Reason" shall mean any of the following: (A) the failure to re-elect the Executive as Chairman, President and Chief Executive Officer and as a member of the Board of Directors with full voting rights, (B) assignment of duties inconsistent with the Executive's position, authority, duties or responsibilities, or any other action by the Corporation which results in a substantial diminution of such position, authority, duties or responsibilities, (C) any substantial failure by the Corporation to comply with any of the provisions of the employment agreement, (D) the Corporation giving notice to the Executive to stop further operation of the evergreen feature described in paragraph 1, above, or (E) any change in the current EVA Incentive Compensation Plan without the Executive's consent. In addition, termination by the Executive for any reason during the sixty (60)-day period immediately after a Change of Control shall be deemed to be a termination for Good Reason.

        8. Obligations of the Corporation Upon Termination. The following provisions describe the obligations of the Corporation to the Executive under this Agreement upon termination of his employment. However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which the Executive may have under applicable law, under any other agreement with the Corporation or any of its subsidiaries, or under any compensation or benefit plan, program, policy or practice of the Corporation or any of its subsidiaries.

                (a) Death, Disability, Discharge for Cause, or Resignation Without Good Reason. In the event this Agreement terminates by reason of the death or disability of the Executive, or by reason of the discharge of the Executive by the Corporation for Cause, or by reason of the resignation of the Executive other than for Good Reason, the Corporation shall pay to the Executive, or his heirs or estate, in the event of the Executive's death, all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, or incentive compensation, shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive. However, if the termination is for death or disability or by the Corporation other than for Cause or by the resignation of the Executive for Good Reason, the payment to the Executive within thirty (30) days after the Date of Termination shall include the full amount of the Executive's individual Bonus Reserve Balance under the EVA Incentive Compensation Plan.

                (b) Death or Disability. In the event that Executive's employment is terminated by death or disability, the Executive shall receive, in addition to the compensation and benefits described in paragraph (a), above, the following benefits:

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                        (i)     Immediate full vesting of all of Executive's
otherwise unvested options to purchase shares of stock of the Corporation, which options will be exercisable for a period of at least two (2) years after the date of termination of employment,

                        (ii) Immediate full vesting in all otherwise unvested shares of restricted stock of the Corporation previously awarded to the Executive, with immediate termination of all restrictions on such shares, and

                        (iii) Immediate vesting of all other equity or incentive compensation awards to Executive which are not otherwise vested.

                (c) Discharge Without Cause or Resignation with Good Reason. In the event that this Agreement terminates by reason of the discharge of the Executive by the Corporation other than for Cause or disability or by reason of the resignation of the Executive for Good Reason, then the Executive shall receive, in addition to the compensation and benefits described in paragraphs (a) and (b), above, the following benefits:

                        (i) A cash bonus for the year of termination, calculated as a pro rata portion of the Executive's target annual bonus for the year of termination,

                        (ii) Payment in a lump sum of an amount equal to three (3) times the Executive's base salary as in effect prior to the termination,

                        (iii) Payment in a lump sum of an amount equal to three (3) times the Executive's target annual bonus for the year of termination,

                        (iv) Continuation for the period of three (3) years after the date of termination of welfare benefits and senior executive perquisites at least equal to those which would have been provided if the Executive's employment had continued for that time, but such benefits may be discontinued earlier to the extent that the Executive becomes entitled to comparable benefits from a subsequent employer,

                        (v) Immediate vesting of Executive's interest in the Supplemental Retirement Plan for Top Management, calculated on the basis of Executive's actual period of service plus three (3) additional years, giving effect for each of those three (3) additional years to the salary and bonus continuation described in subparagraphs (ii) and (iii), above,

                        (vi) Stock price depreciation protection as to any stock of the Corporation (including any stock to be acquired through the exercise of stock options) as to which the Executive, within twenty (20) days after the termination of employment, gives the Corporation written notice of his intention to sell, which notice shall be binding upon the Executive. Such protection shall be in the form of a cash payment or payments by the Corporation equal to the excess of (A) the Protected Price of the stock over
(B) the actual gross selling price; provided, however, that, in the alternative, the Corporation shall purchase

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



from the Executive at the Protected Price any of such stock which the Executive does not sell within ninety (90) days after the termination of employment. The Protected Price shall be the average closing price of the stock for the five (5) trading days immediately preceding the date of termination of employment, and

               (vii) Outplacement services, at the expense of the Corporation, from a provider reasonably selected by the Executive.

          (d) If any Change of Control severance agreement between the Corporation and any other senior executive of the Corporation provides for any additional type of compensation or benefit, or a higher level of a particular type of compensation or benefit, compared to the compensation and benefits otherwise provided for the Executive by paragraph (c), above, the Executive shall also receive that additional type of, or higher level of, severance compensation or benefit.

     9. Certain Additional Payments by the Corporation. The Corporation agrees that:

          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Paragraph 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code") or if any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

          (b) Subject to the provisions of paragraph (c), below, all determinations required to be made under this Paragraph 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm which is then serving as the auditors for the Corporation (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Corporation and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Corporation. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne



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

solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Paragraph 9, shall be paid by the Corporation to the Executive within five
(5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any good faith determination by the Accounting Firm shall be binding upon the Corporation and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to paragraph (c), below, and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.

                (c) The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than fifteen (15) business days after the Executive is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which Executive gives such notice to the Corporation (or such shorter period ending on the date on which Executive gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                        (i)     Give the Corporation any information
reasonably requested by the Corporation relating to such claim,

                        (ii) Take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

                        (iii) Cooperate with the Corporation in good faith in order effectively to contest such claim, and

                        (iv) Permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or




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
income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this paragraph (c), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner; and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Executive to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                (d) If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to paragraph (c), above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Corporation's complying with the requirements of said paragraph (c)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon, after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to said paragraph (c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid; and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

        10. No Set-Off or Mitigation. The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.




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
        11.     Payment of Certain Expenses.    The Corporation agrees to pay
promptly as incurred, to the fullest extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Corporation, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest initiated by the Executive about the amount of any payment due pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in
Section 7872(f)(2)(A) of the Code; provided, however, that Corporation shall not be obligated to make such payment with respect to any contest in which the Corporation prevails over the Executive.

        12. Indemnification. To the full extent permitted by law, the Corporation shall indemnify the Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by the Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director or employee of the Corporation or any of its subsidiaries.

        13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Corporation. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Corporation in accordance with the operation of law, and such successor shall be deemed the "Corporation" for purposes of this Agreement.

        14. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by recognized commercial delivery service or if mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

               (a)      If to the Board or the Corporation, to:

                               SPX Corporation
                               700 Terrace Point Drive
                               P.O. Box 3301
                               Muskegan, Michigan  49443-3301
                               Attention:  General Counsel


                (b)     If to the Executive, to:

                               Mr. John B. Blystone
                               480 West Circle Drive
                               North Muskegan, Michigan  49445


Such addresses may be changed by written notice sent to the other party at the last recorded address of that party.

        15. Tax Withholding. The Corporation shall provide for the withholding of any taxes required to be withheld by federal, state, or local law with respect to any payment in cash, shares of stock and/or other property made by or on behalf of the Corporation to or for the benefit of the Executive under this Agreement or otherwise. The Corporation may, at its option: (a) withhold such taxes from any cash payments owing from the Corporation to the Executive, (b) require the Executive to pay to the Corporation in cash such amount as my be required to satisfy such withholding obligations and/or (c) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.

        16. Arbitration. Except as to any controversy or claim which the Executive elects, by written notice to the Corporation, to have adjudicated by a court of competent jurisdiction, any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in Chicago, Illinois in accordance with the laws of the State of Michigan. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. The costs and expenses of the arbitrator(s) shall be borne by the Corporation. The award of the arbitrator(s) shall be binding upon the parties. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

        17. No Assignment. Except as otherwise expressly provided herein, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

        18. Execution in Counterparts. This Agreement may be executed by the parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

     19. Jurisdiction and Governing Law. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Michigan, other than the conflict of laws provisions of such laws.

     20. Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction of requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Executive consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

     21. Prior Understandings. This Agreement embodies the entire understanding of the parties hereto and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof, including but not by way of limitation the letter agreement dated November 24, 1995 between the parties. No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


Attest:                                   SPX CORPORATION

James M. Sheridan
-----------------------                   By: Peter H. Merlin
James M. Sheridan                              ------------------------

                                          Title: Chairman, Governance Committee

                                          JOHN B. BLYSTONE

                                          /s/ John B. Blystone  2/25/97
                                          ----------------------------






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